                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                       (AS PERMITTED BY RULE 14A-6(E)(2))

Definitive Proxy Statement  [X]

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            SHILOH INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:........

     (2) Aggregate number of securities to which transaction applies:...........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):.............

     (4) Proposed maximum aggregate value of transaction:.......................

     (5) Total fee paid:........................................................

Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:................................................

     (2) Form, Schedule or Registration Statement No.:..........................

     (3) Filing Party:..........................................................

     (4) Date Filed:............................................................

                                  Shiloh Logo
                           Suite 202, 103 Foulk Road
                           Wilmington, Delaware 19803
                           Telephone: (302) 998-0592
                                                               February 17, 1999
Dear Shiloh Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shiloh Industries, Inc., which will be held on Thursday, March 25, 1999, at 10:00 a.m. at the Holiday Inn Select, 15471 Royalton Road, Strongsville, Ohio 44136.

     This year, your Board of Directors is recommending that you (i) elect three Directors of a class whose term expires in 1999 for a new three-year term and
(ii) approve the appointment of the independent certified public accountants of the Company for the current fiscal year.

     The Company has enclosed a copy of its Annual Report for the fiscal year ended October 31, 1998 with this notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 1998 Annual Report, please contact Craig A. Stacy at Shiloh Corporation, 402 Ninth Avenue, Mansfield, Ohio 44905, (419) 525-2315, and you will be sent one.

     Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

                                          Sincerely,

                                          /s/ Robert L. Grissinger
                                          ROBERT L. GRISSINGER
                                          President, Chief Executive Officer and
                                          Chairman of the Board

                                  Shiloh Logo
                           SUITE 202, 103 FOULK ROAD
                           WILMINGTON, DELAWARE 19803

        ----------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 25, 1999
        ----------------------------------------------------------------

     The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the "Company"), will be held on Thursday, March 25, 1999, at 10:00 a.m. (the "Annual Meeting"), at the Holiday Inn Select, 15471 Royalton Road, Strongsville, Ohio 44136, for the purpose of:

     (1) Electing three (3) Directors of a class whose term of office expires in 1999 for a new three-year term;

     (2) Approving the appointment of the independent certified public accountants of the Company for the fiscal year ending October 31, 1999; and

     (3) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 10, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ David J. Hessler
                                          DAVID J. HESSLER
                                          Secretary

February 17, 1999

     The Company's Annual Report for the fiscal year ended October 31, 1998 (the "1998 Annual Report") is enclosed. The 1998 Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.

     EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                            SHILOH INDUSTRIES, INC.
                           Suite 202, 103 Foulk Road
                           Wilmington, Delaware 19803

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 25, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on March 25, 1999 (the "Annual Meeting"). This Proxy Statement and the related proxy card are being mailed to stockholders commencing on or about February 17, 1999.

     If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later dated proxy.

     Stockholders of record of the Company at the close of business on February 10, 1999 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 13,080,563 shares of Common Stock. A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at the place of the Annual Meeting for a period of ten days prior to the meeting. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked "abstain," as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes"), will be considered "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.

     The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law and therefore such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

     The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for Director named in this Proxy Statement; (ii) for approval of the appointment of PricewaterhouseCoopers LLP, as independent certified public accountants; and (iii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors to be as nearly equal in number of Directors as possible. Class I consists of Dominick C. Fanello, Richard S. Gray and David J. Hessler and their current term of office will expire at the 2000 annual meeting of stockholders. Class II consists of Dieter Kaesgen, James C. Fanello and James A. Karman and their current term of office will expire at the 2001 annual meeting of stockholders. Class III consists of Robert L. Grissinger, Curtis E. Moll and Theodore K. Zampetis and their current term of office will expire at this Annual Meeting. At each annual stockholders' meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office. All Directors, other than Directors who are employees of the Company and Messrs. Kaesgen and Moll, receive a retainer of $4,000 per quarter. In addition, each such Director receives a fee of $1,000 for each Board of Directors meeting or committee meeting attended, provided that such fees for attendance at Board meetings and committee meetings may not exceed $1,000 per day. In addition, each such Director is reimbursed for any reasonable travel expenses incurred in attending such meetings. Although Mr. Dominick Fanello is no longer an employee of the Company, he did not receive Director's retainers or reimbursements, because he had a consulting arrangement with the Company, which provided for annual payments to him in the amount of $250,000 for services rendered to the Company. Such consulting arrangement expired as of November 30, 1998. After such date, Mr. D. Fanello will begin to receive Director's retainers and reimbursements.

     At the Annual Meeting, three Directors are to be elected to hold office, each for a term of three years and until his successor is elected and qualified. The Board of Directors recommends that its three nominees for Director be elected at the Annual Meeting. The nominees are Robert L. Grissinger, Curtis E. Moll and Theodore K. Zampetis, each of whom currently serves as a Director of the Company. Messrs. Grissinger and Moll have served as Directors of the Company since its formation in April 1993. Mr. Zampetis has served as Director of the Company since July 1993. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend.

     Information regarding the nominees and continuing Directors of the Company is set forth below:

                   NAME                     AGE                   POSITION(S)
                   ----                     ---                   -----------
Robert L. Grissinger (1)..................  60     President, Chief Executive Officer,
                                                   Chairman of the Board and Director
Dominick C. Fanello (1)...................  77     Vice Chairman of the Board and Director
James C. Fanello (1)......................  69     Executive Vice President and Director
Richard S. Gray (2)(3)....................  67     Director
David J. Hessler..........................  55     Secretary and Director
Dieter Kaesgen............................  62     Director
James A. Karman (2)(3)....................  61     Director
Curtis E. Moll (1)........................  59     Director
Theodore K. Zampetis (2)(3)...............  53     Director

---------------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

DIRECTOR NOMINEES

     ROBERT L. GRISSINGER was appointed Chairman of the Board in October 1996. In addition, he was appointed Chief Executive Officer of the Company in January 1995 and has been President and Director of the

Company since its formation in April 1993. Mr. Grissinger has also served as the Executive Vice President of Shiloh Corporation since 1989, and has been employed by Shiloh Corporation since 1963 in various financial and operational capacities.

     CURTIS E. MOLL has served as a Director of the Company since its formation in April 1993. Since 1980, Mr. Moll has served as the Chairman of the Board and Chief Executive Officer of MTD Products Inc ("MTD Products"), a privately-held manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry. Mr. Moll also serves as a director of The Standard Products Company and Sherwin Williams.

     THEODORE K. ZAMPETIS has served as a Director of the Company since July 1993. Since 1991, Mr. Zampetis has served as President, Chief Operating Officer and a director of The Standard Products Company, a manufacturer of rubber and plastic parts principally for automotive original equipment manufacturers. Prior to such time, Mr. Zampetis served in various managerial positions with The Standard Products Company, including Vice President and President, Standard Products (Canada) Limited, and Vice President-Manufacturing, North American Automotive Operations.

CONTINUING DIRECTORS

     DOMINICK C. FANELLO has been Vice Chairman of the Board since October 1996 and a Director of the Company since its formation in April 1993. Mr. Fanello served as Chairman of the Board of the Company from April 1993 to October 1996. In January 1995, Mr. Fanello resigned his position as the Chief Executive Officer of the Company, a position he had previously held since April 1993. Mr. Fanello has also served as the Chairman and Chief Executive Officer of Shiloh Corporation since 1954, and was one of the founders of Shiloh Corporation and its predecessor. Mr. Fanello also serves as a director of Park National Bank (Newark, Ohio), Richland Trust Company and Rouge Industries, Inc.

     JAMES C. FANELLO has been the Executive Vice President and a Director of the Company since its formation in April 1993. Mr. Fanello served as the President of Stamping and Blanking operations from April 1993 to October 1996. Mr. Fanello has been employed by Shiloh Corporation and its predecessor since 1951, during which time he has held various positions, including President and Executive Vice President.

     RICHARD S. GRAY has served as a Director of the Company since July 1993. On December 31, 1998, Mr. Gray retired. From May 1987 until his retirement, Mr. Gray served as the President of Enterprise Development, Incorporated ("EDI"), a subsidiary of Case Western Reserve University that provides business consulting services and since September 1985 he served as a director of its predecessor, The Center for Venture Development. Mr. Gray served as a Senior Vice President, Strategic Planning, for LTV Steel Company, Inc. from June 1984 until July 1985, and he held various positions at Republic Steel Corporation for the prior 26 years. Mr. Gray also serves as a director of SIFCO Industries, Inc. and Davey Tree Expert Co.

     DAVID J. HESSLER has been the Secretary and a Director of the Company since its formation in April 1993. Mr. Hessler has been a Senior Partner in the law firm of Wegman, Hessler, Vanderburg & O'Toole or its predecessors since 1978, and has been the Secretary of MTD Products since 1977.

     DIETER KAESGEN became a Director of the Company in December 1995. Since October 1996, Mr. Kaesgen has served as President of the Consumers Products Group of MTD Products. From 1988 until October 1996, Mr. Kaesgen served as Executive Vice President of MTD Products. From 1978 until 1988, Mr. Kaesgen served as Vice President and General Manager of MTD Products.

     JAMES A. KARMAN became a Director of the Company in January 1995. Since 1978, Mr. Karman has served as President and Chief Operating Officer, and since 1963 as a member of the Board of Directors, of RPM, Inc., a worldwide producer of specialty chemicals, coatings and sealants for industrial and consumer markets. Mr. Karman also serves as a director of Metropolitan Financial Corp. and A. Schulman, Inc.

     Dominick C. Fanello and James C. Fanello are brothers. In addition, Curtis
E. Moll and Dieter Kaesgen are cousins.

COMMITTEES AND DIRECTORS MEETINGS

     The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. These committees were established in July 1993 in connection with the Company's initial public offering.

     The Executive Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors' meetings. The Executive Committee held one meeting in fiscal 1998.

     The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the appointment of the Company's independent certified public accountants. The Audit Committee discusses with the Company's management and the Company's independent certified public accountants the overall scope and specific plans for the accountants' audit. The Audit Committee meets annually with the Company's senior management and independent certified public accountants to discuss the results of the accountants' examination and the Company's financial reporting. The Audit Committee held two meetings in fiscal 1998.

     The Compensation Committee oversees all matters relating to human resources of the Company and administers (i) all stock option or stock-related plans and, in connection therewith, all awards of options and performance units to employees pursuant to any such stock option or stock related plan; (ii) all bonus plans, including, without limitation, the Executive Incentive Bonus Plan; and (iii) all compensation of the Chief Executive Officer and President of the Company. The Compensation Committee held two meetings in fiscal 1998.

     The Board of Directors held seven meetings in fiscal 1998. All of the Directors attended at least seventy-five percent (75%) of the total meetings held by the Board of Directors and the Committees on which they served in fiscal 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The law firm of Wegman, Hessler, Vanderburg & O'Toole, of which Mr. Hessler is a Senior Partner, provided services to the Company in fiscal 1998 and provides services to the Company on an on-going basis. Mr. Hessler is the Secretary and a Director of the Company. Although Mr. Hessler is Secretary of the Company, he receives no compensation for holding such position.

     In fiscal 1998, the Company made sales to MTD Products in the aggregate amount of approximately $6.6 million. MTD Products owns approximately 43.6% of the Common Stock. The Company believes that the terms of these sales are no less favorable than those that could have been obtained pursuant to arm's-length transactions with unaffiliated parties.

     In June 1993, the Company entered into a registration rights agreement (the "Registration Agreement"), which grants to both MTD Products and the former shareholders of Shiloh Corporation, including Messrs. D. Fanello, J. Fanello and Grissinger, as a group (collectively, the "Shiloh Group"), (i) the right to require the Company on one occasion to register all or part of their holdings of Common Stock and (ii) certain "piggyback" registration rights to participate in future registrations of the securities of the Company. Under the Registration Agreement, the Company is required to pay all expenses incurred in connection with any such registrations other than any underwriting discounts and commissions associated with the sale of such Common Stock of such stockholders or fees of their counsel.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Except as otherwise noted, the following table sets forth certain information as of December 1, 1998 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors of the Company and each of the executive officers named in the Summary Compensation Table, and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

                                                               AMOUNT AND          PERCENTAGE
                                                                 NATURE           OF SHARES OF
                                                              OF BENEFICIAL       COMMON STOCK
                    NAMES AND ADDRESSES                         OWNERSHIP         BENEFICIALLY
                   OF BENEFICIAL OWNERS                      OF COMMON STOCK         OWNED
                   --------------------                      ---------------         -----
Stockholders Agreement Group(1)
  c/o Shiloh Corporation
  402 Ninth Avenue
  Mansfield, Ohio 44905....................................     8,925,202             67.7%
Dominick C. Fanello(2)
  402 Ninth Avenue
  Mansfield, Ohio 44905....................................     1,312,713             10.0%
James C. Fanello(3)(4)
  402 Ninth Avenue
  Mansfield, Ohio 44905....................................     1,333,012             10.2%
MTD Products Inc
  5965 Grafton Road
  Valley City, Ohio 44280(5)...............................     5,707,735             43.6%
Dimensional Fund Advisers, Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401(6)........................       841,800              6.4%
Robert L. Grissinger(7)(8).................................       488,455              3.7%
Richard S. Gray............................................         2,000                *
David J. Hessler(9)........................................         9,000                *
Dieter Kaesgen(10).........................................     5,694,735             43.5%
James A. Karman............................................         1,000                *
Curtis E. Moll(11).........................................     5,735,735             43.8%
Theodore K. Zampetis.......................................         2,000                *
William R. Burton(12)......................................        46,052                *
G. Rodger Loesch(13).......................................        45,963                *
David K. Frink(14).........................................        15,582                *
All Directors and executive officers as a group (12
  persons).................................................     8,995,749             67.7%

---------------

* Less than one percent

 (1) The Company, MTD Products, Robert L. Grissinger, Robert E. Sutter and certain trusts for the benefit of Dominick C. Fanello, James C. Fanello, Rose M. Fanello and Kathleen M. Fanello have entered into a stockholders agreement, as amended as of March 11, 1994 to release certain parties to the original stockholders agreement, relating to the shares of Common Stock owned by each of the signatories (the "Stockholders Agreement"). As a result, the parties to the Stockholders Agreement may be deemed to have acquired beneficial ownership of all the shares of Common Stock subject to the Stockholders Agreement, an aggregate of 8,925,202 shares, as a "group" as defined under the Exchange Act. Each of the parties to the

     Stockholders Agreement disclaims any beneficial ownership with respect to shares of Common Stock held by the other parties to the Stockholders Agreement. The number of shares of Common Stock shown for each of the parties to the Stockholders Agreement named separately in the table does not include shares that may be deemed to be beneficially owned by such individuals solely as a result of the Stockholders Agreement.

 (2) Includes 1,137,007 shares owned of record by the Dominick C. Fanello Trust and held by The Richland Bank, as trustee under a Trust Agreement, dated as of January 28, 1988. Under the terms of the trust agreement, the trustee has sole voting and dispositive power with respect to the shares held by the trust. Mr. Fanello has the right to revoke such trust at any time upon written notice to the trustee. Also includes 790 shares owned by Mr. Fanello's spouse, 174,616 shares owned of record by the Rose Fanello Trust and 300 shares held by Mr. Fanello as custodian for three minor grandchildren. Mr. Fanello shares voting power with Rose Fanello with respect to the shares held by Rose Fanello and the Rose Fanello Trust.

 (3) Includes 1,137,007 shares owned of record by the James C. Fanello Trust and held by Key Trust Company of Ohio, N.A., formerly known as Society Bank & Trust ("Key Trust"), as trustee under a Trust Agreement, dated as of May 17, 1993, and includes 170,139 shares owned of record by the Kathleen Fanello Trust. Mr. Fanello shares voting power with Kathleen Fanello with respect to the shares held by the Kathleen Fanello Trust. Under the terms of Mr. Fanello's trust agreement, Key Trust has sole voting power and shared dispositive power with Mr. Fanello with respect to the shares held by the trust. In addition, the trust agreement grants Mr. Fanello the right to revoke such trust at any time upon notice to the trustee. As a result of its capacity as trustee for Mr. J. Fanello and certain members of his immediate family, Key Trust's parent corporation, KeyCorp, claimed to have, as reported on a Schedule 13G filed on February 14, 1997, sole voting power and sole dispositive power with respect to 1,962,419 shares of Common Stock of the Company. The address of KeyCorp is 127 Public Square, Cleveland, Ohio 44114-1306.

 (4) Also includes 25,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan which are currently exercisable.

 (5) Includes 1,104,400 shares of Common Stock held by the MTD Products Pension Pooled Fund. Also includes 20,000 shares of Common Stock held by the Jochum-Moll Foundation, a charitable organization in which MTD Products is a major contributor.

 (6) Based on a Schedule 13G filed on February 10, 1998.

 (7) Mr. Grissinger serves as trustee under each of the defined contribution benefit plans administered by the Company and, in such capacity, exercises voting and dispositive power with respect to the securities held by such benefit plans. As of October 31, 1998, such plans have acquired an aggregate of 106,906 shares of Common Stock as part of the Company's required employer contribution. As a result, the beneficial ownership reported in the table for Mr. Grissinger includes the shares held by such benefit plans.

 (8) Includes 80,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan which are currently exercisable.

 (9) Includes 1,000 shares owned by Mr. Hessler's spouse and includes 6,000 shares held by trusts in which Mr. Hessler serves as co-trustee. Under the terms of the trust agreements, Mr. Hessler has shared voting and investment power with respect to these shares. Mr. Hessler disclaims beneficial ownership of these 7,000 shares.

(10) Includes 4,583,335 shares which are owned of record by MTD Products and 1,104,400 shares of Common Stock held by the MTD Products Pension Pooled Fund. Mr. Kaesgen is President of the Consumers Products Group and a director of MTD Products. Mr. Kaesgen's address is c/o MTD Products Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(11) Includes 4,583,335 shares which are owned of record by MTD Products and 1,104,400 shares of Common Stock held by the MTD Products Pension Pooled Fund. Mr. Moll is Chairman of the Board, Chief Executive Officer and a director of MTD Products. Also includes 1,500 shares held by Mr. Moll as custodian for a minor child, 1000 shares held by Mr. Moll's spouse and 20,000 shares held by the Jochum-Moll Foundation, a charitable organization in which Mr. Moll shares voting and investment power over all the foundation's assets. Mr. Moll disclaims beneficial ownership of these shares. Mr. Moll's address is c/o MTD Products Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(12) Includes 45,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan which are currently exercisable.

(13) Includes 45,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan which are currently exercisable.

(14) Represents 15,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan which are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Mr. Robert E. Sutter, a 10% beneficial holder of Common Stock due to his membership in the Stockholders Agreement (see "Stockholders Agreement" below), failed to report on four Form 4s the following dispositions of Common Stock, which were subsequently reported on a Form 5: (i) sale of 10,000 shares of Common Stock on April 15, 1998; (ii) sale of 10,000 shares of Common Stock on May 14, 1998; (iii) sale of 27,000 shares of Common Stock on May 22, 1998; (iv) sale of 16,000 shares of Common Stock on May 26, 1998; (v) sale of 1,700 shares of Common Stock on May 28, 1998; (vi) sale of 10,000 shares of Common Stock on June 10, 1998; (vii) sale of 3,000 shares of Common Stock on June 23, 1998 and
(viii) sale of 5,000 shares of Common Stock on November 4, 1998. The Form 4s to report these transactions were not filed due to an administrative oversight.

STOCKHOLDERS AGREEMENT

     The Company, Messrs. D. Fanello, J. Fanello, Grissinger and Sutter and various trusts set up for the benefit of members of the Fanello families, and MTD Products have entered into the Stockholders Agreement. The Stockholders Agreement provides that the Shiloh Group and MTD Products will each vote their shares of Common Stock in favor of the election of Directors of the Company for the three individuals proposed by the Shiloh Group and the three individuals proposed by MTD Products when such individuals' current terms expire and such individuals stand for election. The Director nominees proposed for election at the Annual Meeting by the Shiloh Group and MTD Products are Messrs. Grissinger and Moll, respectively. The Stockholders Agreement also provides for rights of first refusal with respect to transfers of Common Stock by the Shiloh Group, MTD Products and certain of their respective successors and assigns. Subject to certain exceptions, if either MTD Products or any of its permitted transferees or any of the Shiloh Group or any of their permitted transferees propose to sell or otherwise transfer any of their shares of Common Stock, such person shall first offer such shares of Common Stock to the other members of its group, stating the proposed price and terms of such transfer. The other members of its group may then elect to purchase the offered shares at the offered price and on the same terms. If the other members of such group do not exercise their rights to purchase all of the shares of Common Stock offered, the members of the other group have a similar purchase right with respect to the remaining shares. If the members of the two groups do not elect to purchase all of the shares of Common Stock offered, the offering party is then free to sell such shares to the proposed transferee at the same price and on the same terms as offered to each group. The Directors' voting provision of the Stockholders Agreement has a term of ten years. The other provisions of the Stockholders Agreement terminate on the date on which either MTD Products or the members of the Shiloh Group cease to own at least 10% of the issued and outstanding shares of Common Stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The table below provides information relating to compensation for the Company's last three fiscal years for the Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                           ANNUAL COMPENSATION         SECURITIES
                                        --------------------------     UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     OPTIONS/SARS(1)   COMPENSATION
     ---------------------------        ----    ------     -----     ---------------   ------------
Robert L. Grissinger(2)...............  1998   $375,000   $ 50,000        15,000         $ 6,911(3)
  President, Chief Executive Officer    1997    325,000    275,000            --           9,230(3)
  and Chairman of the Board             1996    280,288    225,000        50,000           8,299(3)

James C. Fanello(2)...................  1998    250,000         --            --           5,814(3)
  Executive Vice President              1997    250,000    100,000            --           8,459(3)
                                        1996    254,808    100,000        25,000           7,334(3)

G. Rodger Loesch(2)(4)................  1998    184,000     20,000        10,000           6,908(3)
  Executive Vice President-             1997    175,000    110,000            --           8,865(3)
  Engineered Products                   1996    127,404    100,000        25,000           8,519(3)

William R. Burton(5)..................  1998    184,000     20,000        10,000           6,908(3)
  Senior Vice President-                1997    175,000    110,000            --           8,865(3)
  Corporate Planning                    1996    152,885     75,000        25,000           8,276(3)

David K. Frink (6)....................  1998    166,423     40,000        10,000           7,917(3)
  Executive Vice President-             1997    130,000    100,000            --          12,019(3)
  Steel Processing and Director
  of Corporate Purchasing

---------------

(1) During fiscal 1997, the Company did not grant any stock options under the Company's 1993 Key Employee Stock Incentive Plan.

(2) The base salaries in 1996 for Messrs. Grissinger, J. Fanello and Loesch were $275,000, $250,000 and $125,000, respectively. The amount disclosed in 1996 for "Annual Compensation--Salary" for each Named Executive Officer is based on 53 pay periods during fiscal 1996.

(3) The amounts listed were contributed by Shiloh Corporation to Shiloh Corporation's qualified profit sharing retirement plan, as profit sharing contributions and as matching contributions relating to before-tax contributions made by such Named Executive Officer under such plan.

(4) Mr. Loesch served as Chief Financial Officer of the Company from January 1995 until October 1996 and he served as Treasurer of the Company from January 1993 until October 1996.

(5) Mr. Burton served as President of Shafer Valve Company from November 1994 until its sale in July 1996. In addition, Mr. Burton has served as Senior Vice President, Corporate Planning of the Company since January 1995.

(6) Prior to fiscal 1997, Mr. Frink was not deemed to be a "Named Executive Officer."

STOCK OPTION HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning grants of stock options made during its last fiscal year.

                         INDIVIDUAL
                           GRANTS                                                      POTENTIAL
                         -----------                                              REALIZABLE VALUE AT
                                         PERCENT OF                                 ASSUMED ANNUAL
                          NUMBER OF        TOTAL        EXERCISE                    RATES OF STOCK
                         SECURITIES     OPTIONS/SARS       OR                     PRICE APPRECIATION
                         UNDERLYING      GRANTED TO       BASE                      FOR OPTION TERM
                         OPTION/SARS    EMPLOYEES IN     PRICE      EXPIRATION    -------------------
         NAME            GRANTED(#)     FISCAL YEAR      ($/SH)        DATE        5%($)      10%($)
         ----            -----------    ------------    --------    ----------    -------    --------
Robert L. Grissinger...    15,000           10.8%       $18.625      12/17/02     $77,186    $170,561
James C. Fanello.......        --             --             --            --          --          --
G. Rodger Loesch.......    10,000            7.2%       $18.625      12/17/02     $51,457    $113,707
William R. Burton......    10,000            7.2%       $18.625      12/17/02     $51,457    $113,707
David K. Frink.........    10,000            7.2%       $18.625      12/17/02     $51,457    $113,707

AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                  SHARES                 UNDERLYING UNEXERCISED         IN-THE-MONEY
                                 ACQUIRED     VALUE      OPTIONS/SARS AT FISCAL    OPTIONS/SARS AT FISCAL
                                    ON       REALIZED    YEAR-END (#) EXERCIS-     YEAR-END ($) EXERCIS-
            NAME(1)              EXERCISE       $          ABLE/UNEXERCISABLE        ABLE/UNEXERCISABLE
            -------              --------    --------    ----------------------    ----------------------
Robert L. Grissinger...........   22,500     $220,500(2)        80,000/0                 $165,000/0
James C. Fanello...............       --           --           25,000/0                        0/0(4)
G. Rodger Loesch...............    6,800       73,100(3)        45,000/0                  110,000/0
William R. Burton..............       --           --           45,000/0                  110,000/0
David K. Frink.................       --           --           15,000/0                        0/0(4)

---------------

(1) Only those options held at the end of the last fiscal year of the Company are listed.

(2) The fair market value on the dates of the exercise of (a) 2,900 options was $22.00 and (b) 19,600 options was $20.625.

(3) The fair market value on the date of the exercise of such options was $21.75.

(4) All stock options owned by each of Messrs. J. Fanello and Frink were out of the money (the exercise price was higher than the market price) at the fiscal year end of the Company.

PENSION PLANS

  Shiloh Corporation Pension Plan

     The following table shows the estimated annual retirement pension benefits under Shiloh Corporation's qualified defined benefit pension plans which would be payable on a straight life annuity basis (with ten years certain), in various compensation classifications upon retirement at age 65 during the plan's fiscal year ending October 31, 1998, after specified periods of service.

                                                    YEARS OF SERVICE AT RETIREMENT
FINAL AVERAGE                      ----------------------------------------------------------------
 ANNUAL PAY                                                                               35 YEARS
   AGE 65                          10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   (OR MORE)
-------------                      --------   --------   --------   --------   --------   ---------
 $175,000........................  $ 74,102     78,778     83,453     88,129     92,805     97,481
 200,000.........................    84,977     90,465     95,953    101,442    106,930    112,418
 225,000.........................    95,852    102,153    108,453    114,754    121,055    127,356
 250,000.........................   106,727    113,840    120,953    128,067    135,180    142,293
 300,000.........................   128,477    137,215    145,953    154,692    163,430    172,168
 400,000.........................   171,977    183,965    195,953    207,942    219,930    231,918
 450,000.........................   193,727    207,340    220,953    234,567    248,180    261,793
 500,000.........................   215,477    230,715    245,953    261,192    276,430    291,668
 525,000.........................   226,352    242,403    258,453    274,504    290,555    306,606

For computing pension benefits under the Shiloh Corporation plan, "Final Average Annual Pay" is based on the average annual earnings for the last five years of employment prior to retirement. Earnings for this purpose include those amounts shown in the Summary Compensation Table paid to the executive officers that are subject to federal social security tax (or that would be subject to such tax if there were no dollar limit on the amount of compensation subject to such tax), i.e., the amounts shown in the "salary" and "bonus" columns. Earnings for purposes of the plan are limited by applicable tax law (to not in excess of $160,000 during the plan's fiscal year ending October 31, 1998; certain accrued benefits attributable to earnings in excess of $160,000 for prior years are grandfathered). The benefits under the Shiloh Corporation plan are not subject to a Social Security offset. The earnings of Mr. Grissinger shown in the Summary Compensation Table that would be taken into account under the Shiloh Corporation plan during the plan's fiscal year ending October 31, 1998 are $160,000; certain accrued benefits attributable to earnings in excess of $160,000 for prior years are grandfathered. As of October 31, 1998, executive officers had the following years of service for purposes of the plan: Mr. Grissinger, 36 years; Mr. Loesch, 12 years; and Mr. Burton, 5 years. Mr. D. Fanello was required by applicable tax rules to commence receiving on or before April 1, 1993 minimum required distributions from qualified retirement plans in which he participates, including Shiloh Corporation's qualified defined benefit pension plan. In compliance with such tax rules, in October 1992, Mr. D. Fanello discontinued his participation in Shiloh Corporation's pension plan and an amount equal to the actuarial present value of Mr. D. Fanello's accrued retirement benefit under the plan was transferred from that plan to Shiloh Corporation's qualified profit sharing plan, from which the minimum required distributions are being made. At such time, Mr. D. Fanello had 39 years of service, and his earnings were $206,280 for purposes of the plan. In addition, on May 11, 1995, Mr. J. Fanello discontinued his participation in Shiloh Corporation's pension plan and an amount equal to the actuarial present value of Mr. J. Fanello's accrued retirement benefit under the plan was transferred to Shiloh Corporation's qualified profit sharing plan. At such time, Mr. J. Fanello had 41 years of service, and his earnings were $150,000 for purposes of the plan. In June 1997, the Company entered into a Supplemental Executive Retirement Agreement (the "SERP") which provides Mr. Grissinger with nonqualified pension benefits. Under the SERP, he will receive a monthly retirement benefit equal to 50% of his average monthly compensation, offset by the benefits provided under the Shiloh Corporation pension plan. The estimated monthly benefit payable to Mr. Grissinger under the SERP commencing at age 65 (payable in the form of a 10 year certain and life annuity) is $14,655. Benefits under the SERP are funded pursuant to an irrevocable trust.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee ("the Committee") of the Board of Directors is responsible for establishing and administering an executive compensation program for the Company, determining the compensation of the chief executive officer and approving the compensation proposed by the chief executive officer for all other executive officers of the Company.

     The Committee, comprised of three non-employee directors, has prepared this report to summarize for the stockholders the Company's policies and practices with regard to executive compensation.

     Objectives. The Company's basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

     Elements of Compensation. Total compensation has four components: (i) base salary; (ii) short-term incentive (cash bonus); (iii) long-term incentive (stock options); and (iv) deferred compensation (defined benefit retirement plan).

     Base Salary. Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to the Company in industry and region. Base salaries are also intended to be equitable, intracompany, and high enough to keep qualified executives from being overdependent on cash bonuses in a cyclical industry.

     Short-Term Incentives. Annual cash bonuses are based on the Company's attainment of its earnings objectives. In 1997, these incentives were extended to managers in the Company's various business units. All cash bonuses are tied to individual and group performance based on goals established at the start of the year and are available in proportionately greater amounts to those who can most influence corporate earnings.

     Long-Term Incentives. Long-term incentives consisting of stock options are intended to motivate executives to make and execute plans that improve stockholders' value over the long-term.

     Deferred Compensation. The Company's defined benefit retirement plan and a profit sharing retirement plan are available for the executive officers of the Company on the same basis as all other eligible employees of the Company. Both plans are qualified plans to which the Company makes profit sharing and matching contributions on behalf of the plan's participants.

CHIEF EXECUTIVE OFFICER COMPENSATION

     At the start of the 1998 fiscal year, the Committee increased Mr. Grissinger's salary to $375,000. At the conclusion of the 1998 fiscal year, in accordance with our emphasis on variable compensation linked to earnings performance and our intent to motivate long-term improvement in shareholder value, the Committee awarded Mr. Grissinger a $50,000 bonus and options on 25,000 shares of the Company's common stock.

This report is submitted on behalf of the Compensation Committee:

                                          Richard S. Gray, Chairman
                                          James A. Karman
                                          Theodore K. Zampetis

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on June 29, 1993 with the Nasdaq composite index and indices of certain companies selected by the Company as comparative to the Company. The graph assumes that the value of the investment in the Company's Common Stock at its initial public offering price of $11.00 per share and each index was $100.00 on June 29, 1993.

  COMPARISON OF COMPANY'S COMMON STOCK, NASDAQ COMPOSITE INDEX AND PEER GROUP
                                     INDEX

                                    [GRAPH]

                                                       PEER INDEX               NASDAQ COMP INDEX             SHILOH INDEX
                                                       ----------               -----------------             ------------
6/30/93                                                  100.00                      100.00                      100.00
10/29/93                                                  93.13                      110.70                      113.83
10/31/94                                                  96.95                      110.45                       63.83
10/31/95                                                  79.94                      147.18                       92.55
10/31/96                                                 113.00                      173.52                      140.43
10/31/97                                                 127.97                      226.38                      154.26
10/31/98                                                 105.83                      251.64                      138.30

     For the period of June 29, 1993 through October 31, 1998, the companies selected to form the Company's line-of-business peer group index were: A. M. Castle & Co., Arvin Industries, Inc., Gibraltar Steel Corp., Huntco Inc., Olympic Steel, Inc., Steel Technologies, Inc., Tower Automotive, Inc. and Worthington Industries, Inc. The total return of each member of the Company's peer group has been weighted according to each member's stock market capitalization.

      APPROVAL OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors recommends a vote for approval of the appointment of PricewaterhouseCoopers LLP, as the independent certified public accountants of the Company and its subsidiaries, to audit the books and accounts for the Company and its subsidiaries for the fiscal year ended October 31, 1999. During fiscal 1998, PricewaterhouseCoopers LLP examined the financial statements of the Company and its subsidiaries, including those set forth in the 1998 Annual Report. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

        SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

     The Company must receive by October 20, 1999 any proposal of a stockholder intended to be presented at the 2000 annual meeting of stockholders of the Company (the "2000 Meeting") and to be included in the Company's proxy, notice of meeting and proxy statement related to the 2000 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted by certified mail, return receipt requested.

Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2000 Meeting ("Non-Rule 14a-8 Proposals") must be received by the Company by January 3, 2000 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company's proxy related to the 2000 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after January 3, 2000.

     The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 1998, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Craig A. Stacy, Chief Financial Officer and Treasurer, Shiloh Industries, Inc., c/o Shiloh Corporation, 402 Ninth Avenue, Mansfield, Ohio 44905.

                                 OTHER MATTERS

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone or telegram. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

     The Directors know of no other matters which are likely to be brought before the Annual Meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ David J. Hessler
                                          DAVID J. HESSLER
                                          Secretary

February 17, 1999

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY                                                                     PROXY

                             SHILOH INDUSTRIES, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE COMPANY FOR THE ANNUAL STOCKHOLDERS MEETING ON MARCH 25, 1999.

         The undersigned hereby constitutes and appoints Dominick C. Fanello, James C. Fanello and David J. Hessler, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Shiloh Industries, Inc. to be held at the Holiday Inn Select, 15471 Royalton Road, Strongsville, Ohio 44136 on Thursday, March 25, 1999, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,            (change of address)
SEE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY
EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE  -----------------------------------
VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES
CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                                 -----------------------------------


                                                                                 -----------------------------------


                                                                                 -----------------------------------
-----------------
SEE REVERSE SIDE                                                                 (If you have written in the above
-----------------                                                                space, please mark the corresponding
                                                                                 oval on the reverse side of this
                                                                                 card.)





               PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT
                            IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                             SHILOH INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. 0


1. Election of Directors --
     Nominees:  Robert L. Grissinger, Curtis E. Moll     For   Withhold  For All     Change of Address o
     and Theodore K. Zampetis                            All      All    Except
     -----------------------------------------------      0        0        0
     (Except nominees written above)

2. Approval of PricewaterhouseCoopers LLP as             For    Against  Abstain       Attend Meeting  o
     Independent Accountants                              0        0        0

                                                                         Dated: ____________________, 1999


                                                         Signature(s)______________________________________

                                                         ----------------------------------------------------
                                                         NOTE:  Please sign exactly as name appears hereon.
                                                                Joint owners should each sign.  When signing
                                                                as attorney, executor, administrator, trustee
                                                                or guardian, please give full title as such.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

              PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT
                            IN THE ENCLOSED ENVELOPE.